Press Release #201707	FOR IMMEDIATE RELEASE	March 6, 2017

Enertopia Announces 85.62% Lithium Recovery Rate

Vancouver, BC—Enertopia Corporation (ENRT) on the OTCQB and (TOP) on the CSE (the "Company" or "Enertopia") is pleased to announce it has received results from Genesis Water Technologies Inc. (GWT) lithium recovery bench tests of four synthetic brine samples using GWT’s patent pending process.

The first goal of the four separate bench tests was to confirm the estimated 90% recovery rate of Lithium (Li) from various brines sources as per the June 2016 theoretical feasibility study. The recovery rates for Lithium in the four synthetic brines analyzed were from 77.87% to 85.62% over a testing period of 24 hours.

“The GWT technical team believes that adjustments to the recovery process could result in shorter uptake times and potentially higher recovery rates of Lithium going forward.” stated Nick Nicholas, from GWT.

The Table below shows the salient chemical features of the four samples and respective Lithium recovery rates for the Lithium:

Test Sample	Ca PPM	Cl PPM	H2S PPM	Na PPM	Mg PPM	Li PPM	Mg/Li Ratio	Li Recovery
A	520	88,000	NA	46,000	500	190	2.63	77.87%
B	29,300	176,679	364	72,500	2,243	423	5.30	80.00%
C	770	79,100	NA	44,600	1,850	490	3.76	85.62%
D	170	163,000	NA	56,000	23,000	580	39.66	81.50%
AVG								81.25%

One of the primary positive takeaways from the test was the high recovery rate from sample D from Bolivia, with its very high Mg/Li ratio. Bolivia has some of the world’s highest Lithium values but unlocking Lithium from Bolivian brines has been a very difficult problem to overcome historically due to the very high Mg/Li ratios in those brines. “Enertopia sourced data with the highest Mg values and lowest Li values in its recent tests to determine how the GWT recovery process would perform under difficult conditions and it passed this first test flawlessly,” Stated President Robert McAllister.

The second goal of the bench tests was to confirm that GWT’s Lithium recovery process would result in a final product of 99.5% or greater purity of battery grade Lithium Carbonate (Li2CO3) as was indicated by the June 2016 theoretical feasibility study. Lithium Carbonate products from the processing of the 4 brine samples are being shipped to a third-party, independent lab and Enertopia will provide the marketplace with an update once purity tests have begun.

Data from four historic samples submitted to GWT for the bench tests were from:

Sample A Clayton Valley, USA

Sample B, Oil well waste water mid-continent USA

Sample C, Argentina, Salar

Sample D, Bolivia Salar

The purpose of these samples in the bench test is to determine how the technology and proposed recovery process would be impacted by differing chemical compositions and values of Lithium in the brines. The focus is to find out what Lithium concentration in the brine would be needed for economic recovery in the differing brines per their unique chemical compositions.

If proven economically viable, the use of the proposed technology could offer a faster track to production than could be expected with most mining projects - and at a far smaller capex. More importantly for the environment, the pilot plant and subsequent commercial plant would make up a very small footprint and not the thousands of acres that are commonly used in the enriching process for Lithium brine deposits around the world.

“Enertopia looks forward to the results of the 3rd party independent laboratory testing to determine the purity of lithium carbonate product produced from processing of the 4 brine samples by GWT’s recovery process. Modern technology is revolutionizing Lithium production technology and providing a much better way to recover lithium while protecting our environment. We are enthusiastic in becoming leaders in this evolution,” Stated President and CEO Robert McAllister.

The Qualified person:

The technical data in this news release have been reviewed by Douglas Wood, P.Geol a qualified person under the terms of NI 43-101.

About Enertopia

Enertopia’s shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1.250.765.6412

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its health and wellness, mining projects, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that the brine recovery system will be effective for the recovery of Lithium and if effective will be economic or have any positive impact on Enertopia. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release